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                                                                    EXHIBIT 23.2





                       Consent of Independent Accountants



We hereby consent to the use in the Prospectus constituting part of this Registration Statement on Form S-4 of Bowmar Instrument Corporation of our report dated October 30, 1997, except as to the last paragraph of Note 15, which is as of December 5, 1997, and except as to the tenth and eleventh paragraphs of Note 2, which are as of May 28, 1998, relating to the consolidated financial statements of Electronic Designs, Inc., which appears in such Prospectus. We also consent to the references to us under the headings "Experts" and "Selected Consolidated Financial Data" in such Prospectus. However, it should be noted that PricewaterhouseCoopers LLP has not prepared or certified such "Selected Consolidated Financial Data."


/s/ PricewaterhouseCoopers LLP

PricewaterhouseCoopers LLP
Boston, Massachusetts
September 14, 1998